Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sonida Senior Living, Inc. for the registration of 6,941,912 shares of its common stock and to the incorporation by reference therein of our report dated April 15, 2022, with respect to the consolidated financial statements of Sonida Senior Living, Inc. as of December 31, 2021 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Dallas, Texas

August 4, 2023